Exhibit 10(bh)

Internal Revenue Service                Department of the Treasury
Appeals Office
One Newark Center                  Person to Contact:
Suite 1400                         Gloria Davenport
Newark, NJ 07102                   Employee ID Number: 22-01809
                                   Tel: 973-468-3205
                                   Fax:(973)468-3258
Date: July 21, 2004
                                   Refer Reply to:
                                   AP:FE:NW:GXD
                                   In Re:
TRANSTECH INDUSTRIES, INC.         Offer in Compromise
200 CENTENNIAL AVENUE, STE. 202    SSN/EIN Number:
PISCATAWAY NJ 08854                     22-1777533
                                   Tax Period(s) Ended:
                                   12/1981 12/1984 12/1985 12/1986
                                   12/1988 12/1989 12/1996

Dear Taxpayer:

We have accepted your amended offer in compromise signed and dated by you on June 1, 2004. The date of acceptance is the date of this letter. Our acceptance is subject to the terms and conditions stated on the enclosed Form 656 Offer in Compromise.

Please note that the conditions of the offer require you to file and pay all required taxes for five years or until the offered amount is paid in full, whichever is longer. This will begin on the date of this letter. The Notice of Federal Tax lien, if filed, will be released when the payment terms of the offer agreement have been satisfied.

If you are required to make any payments under this agreement, make your check or money order payable to the United States Treasury and send it to:

Internal Revenue Service
PO Box 508100
Cincinnati, OH 45250-8100

You must promptly notify the Internal Revenue Service of any change in your address. This will ensure we have the proper address to advise you of the status of your offer.

If you have submitted a joint offer with your spouse or former spouse and you personally are meeting or have met all the conditions of your offer agreement, but your spouse or former spouse fails to adhere to the conditions of the offer agreement, your offer agreement will not be defaulted.

If you fail to meet any of the terms and conditions of the offer, the Internal Revenue Service will issue a notice to default the agreement. After issuance of the notice the Internal Revenue Service:

* May immediately file suit to collect the entire unpaid balance of the offer.

* May immediately file suit to collect an amount equal to the original amount of the tax liability as liquidating damages, minus any payments already received under the terms of this offer.

* May disregard the amount of the offer and apply all amounts already paid under the offer against the original amount of the tax liability.

* May file suit or levy to collect the original amount of the tax liability, without further notice of any kind.

* Will continue to add interest as required by Section 6621 of the Internal Revenue Code on the amount the IRS determines is due after default. The IRS will add interest from the date of assessment until you completely satisfy the amount owed.

In order to comply with recent legislation, IRS may send you computer-generated reminder notices of the total balance due, irrespective of the amount of your accepted offer. You do not need to respond to those notices. You only need to follow the instructions in this letter and meet the terms of your accepted offer.

If you have any questions, please contact the person whose name and telephone number are shown in the upper right hand corner of this letter.


                                        Sincerely,
                                        /s/ Gary L. Davis
                                        Gary L. Davis
                                        APPEALS TEAM MANAGER


cc: Andrew Feiner, Esq.


Enclosures:
Form 656, Offer in Compromise






IRS                           Form 656            IRS RECEIVED DATE
                              Offer in Compromise     06-08-04
Department of the Treasury
Internal Revenue Service
www.irs.gov
Form 656 (Rev. 5-2001)
Catalog Number 16728N

Item 1 -Taxpayer's Name and Home or Business Address
Transtech Industries, Inc.
Name

Name

200 Centennial Avenue, Suite 202
Street Address

Piscataway, NJ     08854
City       State   ZIP Code

Mailing Address (if different from above)

Street Address                                         DATE RETURNED

City      State    ZIP Code

Item 2 -Social Security Numbers

(a) Primary

(b) Secondary

Item 3 -Employer Identification Number (included in offer)
  22 -1777533

Item 4 -Other Employer Identification Numbers (not included in offer)

Item 5 -To: Commissioner of Internal Revenue Service

I/We (includes all types of taxpayers) submit this offer to compromise the tax liabilities plus any interest, penalties, additions to tax, and additional amounts required by law (tax liability) for the tax type and period marked below: (Please mark an "X" in the box for the correct description and fill-in the correct tax period(s), adding additional periods if needed).

(x) 1040/1120 Income Tax - Year(s)  1981, 1984, 1985
1986, 1988, 1989, 1996

( ) 941 Employer's Quarterly Federal Tax Return -Quarterly period(s)

( ) 940 Employer's Annual Federal Unemployment (FUTA) Tax
Return -Year(s)

( ) Trust Fund Recovery Penalty as a responsible person of
(enter corporation name),
for failure to pay withholding and Federal Insurance
Contributions Act Taxes (Social Security taxes), for period(s) ending

( ) Other Federal Tax(es) [specify type(s) and period(s)]

Note: If you need more space, use another sheet titled "Attachment to Form 656
Dated   ."
Sign and date the attachment following the listing of the tax periods.

Item 6-I/We submit this offer for the reason(s) checked below:

( ) Doubt as to Liability -"I do not believe I owe this amount."
You must include a detailed explanation of the reason(s) why you believe you do not owe the tax in Item 9.

(x) Doubt as to Collectibility - "I have insufficient assets and income to pay the full amount." You must include a complete Collection Information Statement, Form 433-A and/or Form 433-B

( ) Effective Tax Administration -"I owe this amount and have sufficient assets to pay the full amount, but due to my exceptional circumstances, requiring full payment would cause an economic hardship or would be unfair and inequitable." You must include a complete Collection Information Statement, Form 433-A and/or Form 433B and complete Item 9.

Item 7

I/We offer to pay $ 2,490,000 (must be more than zero). Complete item 10 to explain where you will obtain the funds to make this offer.

Check one of the following:

( ) Cash Offer (Offered amount will be paid in 90 days or less.)

Balance to be paid in: ( )10; ( )30; ( )60; or ( ) 90 days from written notice of acceptance of the offer.

( ) Short-Term Deferred Payment Offer (Offered amount will be paid in MORE than 90 days but within 24 months from written notice of acceptance of the offer.)

$    within     days (not more than 90 -See Instructions Section, Determine Your
Payment Terms) from written notice of acceptance of the offer; and

beginning in the    month after written notice of acceptance of the offer, $ on
the    day of each month for a total of     months. (Cannot extend more than 24
months from written notice of acceptance of the offer.)

(x) Deferred Payment Offer (Offered amount will be paid over the life of the collection statute.)

$ 810,000 within 90 days (not more than 90 -See Instructions Section, Determine Your Payment Terms) from written notice of acceptance of the offer; and
    SEE ATTACHMENT
beginning in the first month after written notice of acceptance of the offer, $
on the   day of each month for a total of   months.

NOTE: Signature(s) of taxpayer required on last page of Form 656

Item 8 -By submitting this offer, I/we
understand and agree to the following
conditions:

(a) I/We voluntarily submit all payments made on this offer.

(b) The IRS will apply payments made under the terms of this offer in the best interest of the government.

(c) If the IRS rejects or returns the offer or I/we withdraw the offer, the IRS will return any amount paid with the offer. If I/we agree in writing, IRS will apply the amount paid with the offer to the amount owed. If I/we agree to apply the payment, the date the IRS received the offer remittance will be considered the date of payment. I/We understand that the IRS will not pay interest on any amount I/we submit with the offer.

(d) I/We will comply with all provisions of the Internal Revenue Code relating to filing my/our returns and paying my/our required taxes for 5 years or until the offered amount is paid in full, whichever is longer. In the case of a jointly submitted offer to compromise joint tax liabilities, I/we understand that default with respect to the compliance provisions described in this paragraph by one party to this agreement will not result in the default of the entire agreement. The default provisions described in Item 8(n) of this agreement will be applied only to the party failing to comply with the requirements of this paragraph. This provision does not apply to offers based on Doubt as to Liability.

(e) I/We waive and agree to the suspension of any statutory periods of limitation (time limits provided for by law) for the IRS assessment of the tax liability for the periods identified in Item 5. I/We understand that I/we have the right not to waive these statutory periods or to limit the waiver to a certain length or to certain issues. I/We understand, however, that the IRS may not consider this offer if I/we refuse to waive the statutory periods for assessment or if we provide only a limited waiver. The amount of any Federal tax due for the periods described in Item 5 may be assessed at any time prior to the acceptance of this offer or within one year of the rejection of this offer.

(f) The IRS will keep all payments and credits made, received or applied to the total original tax liability before submission of this offer. The IRS may keep any proceeds from a levy served prior to submission of the offer, but not received at the time the offer is submitted. If I/we have an installment agreement prior to submitting the offer, I/we must continue to make the payments as agreed while this offer is pending. Installment agreement payments will not be applied against the amount offered.

(g) [Deleted - See Item 7 of attachment]

(h) [Deleted - See Item 7 of attachment]

(i) The IRS cannot collect more than the full amount of the tax liability under this offer.

(j) I/We understand that I/we remain responsible for the full amount of the tax liability, unless and until the IRS accepts the offer in writing and I/we have met all the terms and conditions of the offer. The IRS will not remove the original amount of the tax liability from its records until I/we have met all the terms of the offer.

 (k) I/We understand that the tax I/we offer to compromise is and will remain a tax liability until I/we meet all the terms and conditions of this offer. If I/we file bankruptcy before the terms and conditions of this offer are completed, any claim the IRS files in the bankruptcy proceedings will be a tax claim.

(l) Once the IRS accepts the offer in writing, I/we have no right to contest, in court or otherwise, the amount of the tax liability.

(m) The offer is pending starting with the date an authorized IRS official signs this form. The offer remains pending until an authorized IRS official accepts, rejects, returns or acknowledges withdrawal of the offer in writing. If I/we appeal an IRS rejection decision on the offer, the IRS will continue to treat the offer as pending until the Appeals Office accepts or rejects the offer in writing. If I/we don't file a protest within 30 days of the date the IRS notifies me/us of the right to protest the decision, I/we waive the right to a hearing before the Appeals Office about the offer in compromise.

(n) If l/We fail to meet any of the terms and conditions of the offer and the offer defaults, then the IRS may:

* immediately file suit to collect the entire unpaid balance of the offer

* immediately file suit to collect an amount equal to the original amount of the tax liability as liquidating damages, minus any payment already received under the terms of this offer

* disregard the amount of the offer and apply all amounts already paid under the offer against the original amount of the tax liability

* file suit or levy to collect the original amount of the tax liability, without further notice of any kind.

The IRS will continue to add interest, as Section 6601 of the Internal Revenue Code requires, on the amount the IRS determines is due after default. The IRS will add interest from the date the offer is defaulted until I/we completely satisfy the amount owed.

(o) The IRS generally files a Notice of Federal Tax Lien to protect the Government's interest on deferred payment offers. This tax lien will be released when the payment terms of the offer agreement have been satisfied.

(p) I/We understand that the IRS employees may contact third parties in order to respond to this request and I authorize the IRS to make such contacts. Further, by authorizing the Internal Revenue Service to contact third parties, I understand that I will not receive notice, pursuant to section 7602(c) of the Internal Revenue Code, of third parties contacted in connection with this request.

NOTE: Signature(s) of taxpayer required on last page of Form 656

Item 9 - Explanation of Circumstances

I am requesting an offer in compromise for the reason(s) listed below:

Note: If you are requesting compromise based on doubt as to liability, explain why you don't believe you owe the tax. If you believe you have special circumstances affecting your ability to fully pay the amount due, explain your situation. You may attach additional sheets if necessary.


Item 10 - Source of Funds

I/we shall obtain the funds to make this offer from the following source(s):

See Attachment


Item 11

If I/we submit this offer on a substitute form, I/we affirm that this form is a verbatim duplicate of the official Form 656, and I/we agree to be bound by all the terms and conditions set forth in the official Form 656.

Under penalties of perjury, I declare that I have examined this offer, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct and complete.

by /s/ Andrew J. Mayer, Jr.  VP
11(a) Signature of Taxpayer

Andrew J. Mayer, Jr. VP  6/1/04
Date

11(b) Signature of Taxpayer

Date

For Official Use Only

I accept the waiver of the statutory period of limitations for the Internal Revenue Service.

Signature of Authorized Internal Revenue Service Official

Title

Date

NOTE: Signature(s) of taxpayer required on last page of Form 656



Attachment to Form 656 Offer in Compromise, Dated June 1, 2004
Submitted by:
Transtech Industries, Inc.
EIN 22-1777533

Item 7. Deferred Payment Offer

The Taxpayer proposes to pay the offer as follows:
a) a payment of $810,000 within 90 days from written notice of acceptance of the offer;
b) beginning in the first month after written notice of acceptance of the offer, $18,230.00 on the last day of each month for a total of 48 months; and
c) beginning in the forty-ninth month after written notice of acceptance of the offer, $13,416.00 on the last day of each month for a total of 60 months.

Because of the Taxpayer's stated intention to fund the initial payment of $810,000, in part, from the refunds identified in our response to Item 10, below, and because these refunds will not be available to fund this offer if a tax liability results from the discharge of taxes and interest as a result of the acceptance of this offer, this offer has been developed based on the following mutual understandings:
a. the Service will pay a refund of approximately $165,000 to the Taxpayer of tax overpayments for the year ended December 31, 2002;
b. the Service will pay refund(s) to the Taxpayer as a result of the carryback of losses to the year ended December 31,2002; and
c. the decision in Eagle Asbestos & Packing Co., U.S. Court of Claims, No. 443-61, 172 Ct. Cls. 304, 348 F2d 528 July 16, 1965, will apply to the compromise of the Taxpayer's tax liability pursuant to this offer and, not withstanding the prior and current deduction of the interest on the Taxpayer's tax liability that is being compromised pursuant to this offer, the Taxpayer will not recognize income on account of the discharge of tax or of such interest pursuant to the acceptance of this offer in compromise.

Item 10. Source of Funds

The source of funds consist of the following (in $000):
                                   Down Payment   Installment
a)2002 Federal Refund                   $165         $ -
b)Est. Carryback Refund '03 to '02       522           -
c)Net Realizable Equity
per taxpayer analysis                    123          345
d)Net Realizable Equity from contract
for sale of real property, per
IRS analysis                              -           875
e)Net Realizable Equity from future
sales of real property, per IRS
analysis                                  -           460

                                        $810       $1,680
/s/ Andrew J. Mayer, Jr.  6/1/04

NYC:124750.1